ELECTRONIC ARTS INC.
2019 EQUITY INCENTIVE PLAN

GLOBAL RESTRICTED STOCK UNIT AWARD NOTICE

[Box with Participant Information]

Electronic Arts Inc., a Delaware corporation (the “Company”), hereby grants on the date hereof (the “Award Date”) to the individual named above (“Participant”) Restricted Stock Units (“RSUs”) issued under the Company’s 2019 Equity Incentive Plan, as may be amended from time to time (the “Plan”). Each RSU represents the right to receive a share of the Company's Common Stock (“Share”) upon vesting and settlement of the RSU. The RSUs are subject to all the terms and conditions set forth herein, including the terms and conditions in the attached Appendix A, any special terms and conditions for Participant’s country set forth in the attached Appendix B (collectively, the “Award Agreement”) and in the Plan, the provisions of which are incorporated herein by reference. All capitalized terms used in this Award Agreement that are not defined herein have the meanings set forth in the Plan.

Key features of the RSUs are as follows:

[Box with grant information Award Date/number of shares subject to Award]

Vesting Schedule: Subject to the terms and conditions of the Plan and the Award Agreement, the RSUs shall vest as to [one-third (1/3) of the Shares on the first anniversary of the Award Date and one-sixth (1/6) of the Shares every six months thereafter until the RSUs are fully vested], provided Participant has provided continuous active Service to the Company or a Subsidiary from the Award Date through each applicable vesting date (or such later date as may result from suspended vesting as provided below). Vesting will continue in accordance with the vesting schedule set forth herein during a leave of absence that is protected by Applicable Laws, provided that vesting shall cease if and when the leave of absence is no longer guaranteed by Applicable Laws. The Company may suspend vesting of the RSUs during any unpaid personal leave of absence, except as otherwise required by Applicable Laws, in a manner that does not result in adverse tax consequences under Section 409A of the Code to the extent the Participant is subject to US taxation. Participant shall be deemed to have provided active Service with respect to a calendar month if Participant has worked any portion of that month.

PLEASE READ ALL OF APPENDIX A AND APPENDIX B, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THE RSUs.

ELECTRONIC ARTS INC.
/s/ Jacob J. Schatz
Jacob J. Schatz
Executive Vice President and Chief Legal Officer

ACCEPTANCE:

By accepting the RSUs, Participant acknowledges the grant of the RSUs and agrees to voluntarily participate in the Plan. Participant hereby acknowledges that copies of the Plan and the Plan prospectus (“Prospectus”) are available upon request from the Company’s Stock Administration Department at StockAdmin@ea.com and can also be accessed by Participant electronically. Participant represents that Participant has read and understands the contents of the Plan, the Prospectus and the Award Agreement, and accepts the RSUs subject to all the terms and conditions of the Plan and the Award Agreement. Participant understands and acknowledges that there may be tax consequences related to the grant and vesting of the RSUs and the sale of the underlying Shares and that Participant should consult a tax advisor to determine the actual tax consequences of participation in the Plan. Participant must accept the RSUs by executing and delivering a signed copy of this Award Agreement to the Company or by electronically accepting this Award Agreement pursuant to the online acceptance procedure established by the Company within thirty (30) days of receipt of the Award Agreement. Otherwise, the Company may, at its discretion, rescind the Award Agreement and the RSUs granted thereunder in its entirety.

APPENDIX A

ELECTRONIC ARTS INC.
2019 EQUITY INCENTIVE PLAN

GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

1.    RSU Grant. Each RSU represents the unsecured right to receive one Share, subject to certain restrictions and subject to the terms and conditions contained in this Award Agreement and the Plan. In the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern.

2.    No Shareholder Rights. The RSUs do not entitle Participant to any rights of a holder of Common Stock. The rights of Participant with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights become vested.

3.    Settlement; Issuance of Shares.

(a)    Settlement. No Shares shall be issued to Participant prior to the date on which the RSUs vest. After any RSUs vest pursuant to the vesting schedule set forth in the first page of the Award Agreement, or, if earlier, pursuant to Sections 4(b), 4(c) and 4(d) below, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives or heirs, as the case may be, Shares in payment of such vested whole RSUs; provided, however, that in the event such RSUs do not vest on a day during which the Common Stock is quoted on the Nasdaq Global Select Market (or traded on such other principal national securities market or exchange on which the Common Stock may then be listed) (“Trading Day”), the Company shall cause Shares to be issued on the next Trading Day following the date on which such RSUs vest; provided, further, that in no event shall the Company cause such Shares to be issued later than two and one-half (2 1/2) months after the date on which such RSUs vest. For purposes of the RSUs, the date on which the Shares underlying the RSUs are issued shall be referred to as the “Settlement Date.”

(b)     Fractional Shares. Unless otherwise determined by the Committee in its sole discretion, no fractional shares shall be issued pursuant to the RSUs, and any fractional share resulting from the vesting of the RSUs in accordance with the terms of this Agreement shall be rounded down to the next whole share.

4.    Termination of Service.

    (a)    Forfeiture of Unvested RSUs Upon Termination of Service, Other than Death, Disability or Qualifying Termination. In the event that Participant’s Service is Terminated for any reason other than death, Disability or a Qualifying Termination (as defined below) and the RSUs are not yet fully vested as of the Termination Date, then any unvested RSUs shall be forfeited immediately upon such Termination Date.

    (b)    Termination of Service Due to Death. If Participant’s Service is Terminated due to death and the Participant has provided active Service as an Employee for at least 12 months as of the Termination Date, any RSUs that are unvested as of such date will vest immediately as of the Termination Date and be settled in accordance with Section 3 above. If Participant’s Service is Terminated due to death and Participant has not provided active Service as an Employee for at least twelve (12) months as of the Termination Date, any RSUs that are unvested as of such date will be forfeited immediately upon such Termination Date.

(c)    Termination of Service Due to Disability. If Participant’s Service is Terminated due to Disability and Participant has provided active Service as an Employee for at least twelve (12) months as of the Termination Date, a pro-rata portion of the RSUs will vest immediately as of the Termination Date and be settled in accordance with Section 3 above. If Participant’s Service is Terminated due to Disability and Participant has not provided active Service as an Employee for at least twelve (12) months as of the Termination Date, any RSUs that are unvested as of such date will be forfeited immediately upon such Termination Date. In determining the pro-rata portion of the RSUs that are vested on the Termination Date, the Committee will consider the number of months for which Participant provided active Service during the 12-calendar month period preceding the next anniversary of the Award Date under the following formula:

Number of RSUs scheduled to vest on the next anniversary of the Award Date multiplied by Number of calendar months worked by Participant during the 12-month period prior to the next anniversary of the Award Date divided by 12.

Participant shall be deemed to have provided active Service for a calendar month if Participant has worked any portion of that month.

For the avoidance of any doubt, any RSUs that are not eligible to vest in accordance with this Section 4(c) shall be forfeited immediately upon the date Participant’s Service is Terminated due to Disability.

(d)    CIC Plan Participant Acknowledgement. Notwithstanding anything to the contrary in this Award Agreement or the Electronic Arts Inc. Amended and Restated Change in Control Severance Plan (as amended from time to time, the “CIC Plan”), Participant hereby acknowledges and agrees that, if Participant was eligible to participate in the CIC Plan as of September 28, 2025, then, solely with respect to the RSUs granted under this Award Agreement and solely in connection with a Change in Control (as defined in the CIC Plan) resulting from the consummation of the transactions contemplated under the Agreement and Plan of Merger, dated as of September 28, 2025, by and among Oak-Eagle Acquireco, Inc., Oak-Eagle Mergerco, Inc., and the Company (the “Oak Closing”), the vesting treatment otherwise applicable under Section 2(c)(i) of the CIC Plan shall be modified such that, upon a termination of Participant’s Service that constitutes a “Severance” under the CIC Plan (a “Qualifying Termination”) in connection with the Oak Closing, the RSUs granted under this Award Agreement shall vest on a prorated basis, based on the number of days the Participant provided Service during the applicable vesting period, rather than vesting in full. For the avoidance of doubt, (i) this prorated‑vesting modification shall apply only with respect to the Oak Closing and in the event of any Change in Control other than the Oak Closing, the RSUs granted under this Award Agreement shall vest in accordance with Section 2(c) of the CIC Plan, without modification; and (ii) any other equity awards held by Participant that were not granted pursuant to this Award Agreement shall vest in accordance with Section 2(c) of the CIC Plan, without modification.

Except for this limited modification, the Participant’s rights with respect to the RSUs granted under this Award Agreement upon a Severance, including all eligibility determinations,

procedural protections, standards of review, and release requirements, shall be governed exclusively by the CIC Plan, and nothing in this Award Agreement is intended to create, duplicate, or alter any right or benefit under the CIC Plan other than as expressly set forth herein.

5.    Suspension of Award and Repayment of Proceeds.

(a) Contributing Misconduct. If at any time the Committee reasonably believes that Participant has engaged in an act of misconduct, including, but not limited to, an act of embezzlement, fraud or breach of fiduciary duty during Participant's Service that contributed to an obligation to restate the Company’s financial statements (“Contributing Misconduct”), the Committee may suspend the vesting of Participant's unvested RSUs, in a manner that does not result in adverse tax consequences under Section 409A of the Code to the extent Participant is subject to US taxation, pending a determination of whether an act of Contributing Misconduct has been committed. If the Committee determines that Participant has engaged in an act of Contributing Misconduct, then any unvested RSUs will be forfeited immediately upon such determination and the Committee may require Participant to repay to the Company, in cash and upon demand, any RSU Gains (as defined below) resulting from any sale or other disposition (including to the Company) of Shares issued or issuable upon the settlement of the RSUs if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “RSU Gains” means, with respect to any sale or other disposition (including to the Company) of Shares issued or issuable upon vesting of RSUs, an amount determined appropriate by the Committee in its sole discretion to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the Fair Market Value per Share at the time of such sale or other disposition multiplied by the number of Shares sold or disposed of. The return of RSU Gains is in addition to and separate from any other relief available to the Company due to Participant’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is designated as an “executive officer”, under Section 16 of the Exchange Act (“Section 16 Officer”), the determination of the Committee shall be subject to the approval of the Board.

(b) Compliance with Law; Corporate Misconduct. Without limiting the foregoing, the RSUs and any Shares issued or cash payable pursuant to the RSUs (or any proceeds from the sale of such Shares or other economic benefit derived from the RSUs) shall be and remain subject to recoupment, repayment, cancellation, forfeiture or similar requirements (i) to the extent required to comply with the requirements of any applicable law, including any implementing rules adopted by any securities exchange on which the Shares are listed or traded, as may be in effect from time to time and as may be reflected in any clawback policy adopted by the Company, and (ii) pursuant to any clawback or recoupment policy, whether in effect on the Award Date or adopted thereafter, as the Committee determined necessary, appropriate or advisable, in view of corporate misconduct resulting from the Participant’s actions (or inactions), as determined by the Company, governance considerations or industry best practices. In order to satisfy any recoupment obligation contemplated under this Section 5(b), Participant expressly and explicitly authorizes the Company to issue instructions, on Participant’s behalf, to any brokerage firm or share plan service provider engaged by the Company to hold any Shares or other amounts acquired pursuant to the RSUs to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of any clawback or recovery policy.

6.    Nature of Plan and Award. In accepting the RSUs, Participant acknowledges, understands and agrees that:

    (a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

    (b)    the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
    (c)    all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company;

    (d)    nothing in the Plan or the RSUs shall confer on Participant any right to continue in the Service of the Company or, if different, Participant’s employing Subsidiary (the “Employer”) or any other Subsidiary, or limit in any way the ability of the Company, the Employer, or any Subsidiary to terminate Participant’s Service relationship;

    (e)    Participant is voluntarily participating in the Plan;

(f)    the RSUs and the Shares subject to the RSUs, and the income and the value of the same, are not intended to replace any pension rights or compensation under any pension arrangement;

    (g)    the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any other Subsidiary;

    (h)    unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, Service Participant may provide as a director of any Subsidiary;

(i)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

    (j)    no claim or entitlement to compensation or damages shall arise from (i) forfeiture of the RSUs resulting from Termination of Participant’s Service (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant provides Service or the terms of Participant’s employment agreement, if any) and/or (ii) forfeiture, cancellation of the RSUs or recoupment of any Shares, cash or other benefits acquired upon settlement of the RSUs resulting from the application of Section 5 hereof;

    (k)     for purposes of the RSUs, Participant’s Service will be considered Terminated as of the date Participant is no longer providing active Service to the Company or any Subsidiary

(regardless of the reason for such Termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is providing Service or the terms of Participant’s employment or Service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Committee, Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is providing Service or the terms of Participant’s employment or Service agreement, if any, unless Participant is providing bona fide Service during such time); the Committee shall have the exclusive discretion to determine when Participant is no longer providing active Service for purposes of the RSUs (including whether Participant may still be considered to be providing active Service while on a leave of absence);

(l)    unless otherwise provided in the Plan or by the Committee in its discretion, the RSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

    (m)    neither the Company, the Employer, nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares.

7.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

8.    Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company and/or the Employer, the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the issuance of Shares upon settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or dividend equivalent rights; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

    (i)    withholding Shares from the vested RSUs; or

    (ii)     withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or

    (iii)    withholding from proceeds of the sale of Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or

(iv)     any other method determined by the Company, and to the extent required by Applicable Laws or the Plan, approved by the Committee; provided, however, that if Participant is a Section 16 Officer, then withholding shall be done by the method set forth in (i) above, unless the use of such withholding method is prevented by Applicable Laws or has materially adverse accounting or tax consequences in which case withholding shall be done by one of the methods set forth in either (ii), (iii), or (iv), above.

The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates that apply in the jurisdiction applicable to Participant. In the event of over-withholding, Participant may receive a refund from the Company of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded by the Company, Participant must seek a refund from the local tax authorities to the extent Participant wishes to recover the over-withheld amount in the form of a refund. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by one or more of the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds from the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

9.    Transferability. Except as otherwise provided in the Plan, no right or interest of Participant in the RSUs, may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.  Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the affected Participant’s rights and receive any property distributable with respect to the RSUs upon Participant’s death.

10.    Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on his or her country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is solely responsible for ensuring his or her compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

11.    Foreign Asset/Account Reporting Requirements; Exchange Controls. Depending on Participant’s country, Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the RSUs, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. Participant may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in his or her country. Participant may also be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements. Participant further understands that he or she should consult Participant’s personal tax and legal advisors, as applicable, on these matters.

12.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.    Section 409A of the Code for U.S. Taxpayers. The RSUs are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally interpret, amend or modify the Plan and/or this Award Agreement to ensure that the RSUs is made in a manner that qualifies for exemption from or complies with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical; provided, however, that the Company makes no representation that the RSUs will be exempt from or compliant with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the RSUs. Nothing in the Plan or this Award Agreement shall provide a basis for any person to take any action against the Company or any of its Subsidiaries based on matters covered by Section 409A of the Code, including the tax treatment of any payments made under this Award Agreement, and neither the Company nor any of its Subsidiaries will have any liability under any circumstances to Participant or any other party if the grant of the RSUs, the settlement of the RSUs or other event hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Committee with respect thereto.
14.    Governing Law; Choice of Venue. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of San Mateo County, California, U.S.A., or the federal courts for the United States for the Northern District of California, U.S.A., and no other courts, where this grant is made and/or to be performed.

15.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

16.    Language. Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Award Agreement. Furthermore, if Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable laws.

17.    Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. Further, upon a determination that any term or other provision of this Award Agreement is illegal or otherwise incapable of being enforced, such term or other provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the illegal or unenforceable term or provision.

18.    Entire Agreement. The Award Agreement, including this Appendix A and Appendix B, and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

19.    Committee’s Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Committee will be final and binding upon Participant, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made with respect to the Plan or this Agreement.

20.    Appendix B. The RSUs shall be subject to any special terms and conditions set forth in the Appendix B for Participant’s country, if any. If Participant relocates to one of the other countries included in the Appendix B during the life of the RSUs, the special terms and conditions for such country shall apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix B constitutes part of this Award Agreement.

21.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.    Compliance with Law. No RSUs or Shares will be issued to Participant unless the issuance of the RSUs or Shares is in compliance with Applicable Laws. Without limitation to the foregoing, in the event Participant relocates to or becomes ordinarily resident (or is about to relocate to or become ordinarily resident) in a country in which the grant and vesting of the RSUs and/or the issuance of the Shares is not permitted under any Applicable Laws, regulations or government program, including, but not limited to, a country subject to comprehensive sanctions imposed from time to time by the U.S. Office of Foreign Assets Control (“OFAC”): (a) any RSUs that have already been issued to Participant will be immediately and automatically forfeited, (b)  no further RSUs, Shares or other benefit pursuant to the RSUs or the Shares will be issued to Participant, and (c) the Company may, at its discretion, force the sale of any Shares that have already been issued to Participant pursuant to the RSUs (on Participant’s behalf pursuant to this authorization without further consent), in each case without any liability to the Company or the Employer. In the event that any Shares are subject to sale pursuant to the foregoing sentence, the Company and the Company’s designated broker are under no obligation to sell the Shares for a particular price and the proceeds of such sale will be delivered to Participant in accordance with Applicable Laws.

23.    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Plan participant.

24.    Notice. Copies of the Plan and Prospectus are available electronically at https://eaworld.work.ea.com/stock-administration-services/rsus. The Company's most recent annual report and published financial statements are available electronically as soon as practicable after their publication by clicking the "Financial Reports" link at http://investor.ea.com. The Plan, Prospectus, the Company's annual report, and the Company's financial statements are also available at no charge by submitting a request to the Company's Stock Administration Department at StockAdmin@ea.com.